Exhibit 99.1

Amicus Therapeutics Enters Collaboration with Biogen Idec for Parkinson’s Disease

Biogen Idec to Fund 100% of Discovery, Development, and Commercialization Costs

CRANBURY, NJ, September 10, 2013 — Amicus Therapeutics (Nasdaq: FOLD), a biopharmaceutical company at the forefront of therapies for rare and orphan diseases, has entered a collaboration with Biogen Idec (Nasdaq: BIIB) to discover, develop and commercialize novel small molecules for the treatment of Parkinson’s disease. The collaboration will build upon preclinical studies at Amicus and independent published research that suggest increasing activity of the lysosomal enzyme glucocerobrosidase (GCase) in the brain may correct alpha-synuclein pathology and other deficits associated with Parkinson’s disease.

“Our collaboration with Amicus complements our current strategy to identify and develop novel therapies to address Parkinson’s disease,” said Tim Harris, Senior Vice President of Translational Medicine at Biogen Idec. “Amicus has been a pioneer in the discovery of novel small molecules that increase GCase activity in the brain, and we look forward to working together to discover potential treatments for Parkinson’s disease.”

Under terms of the multi-year agreement, Amicus and Biogen Idec will collaborate in the discovery of a new class of small molecules that target the GCase enzyme, for further development and commercialization by Biogen Idec. Biogen Idec will be responsible for funding all discovery, development, and commercialization activities. In addition Amicus will be reimbursed for all full-time employees working on the project. Amicus is also eligible to receive development and regulatory milestones, as well as modest royalties on global net sales.

“This partnership combines Biogen Idec’s leadership in neurodegenerative diseases with our internal expertise in discovering small molecules that enhance the activity of lysosomal enzymes,” said John F. Crowley, Chairman and Chief Executive Officer of Amicus Therapeutics. “We believe that this collaboration is an important step forward in validating the potential to address neurodegenerative diseases by increasing relevant enzyme activity in the brain.”

Link Between GCase and Alpha-Synuclein in Parkinson’s Disease

Inherited genetic mutations in the GBA1 gene, which encodes the GCase enzyme, have been identified as the most widespread genetic risk factor for Parkinson’s disease and Dementia with Lewy bodies. The accumulation of alpha-synuclein in Lewy bodies in the brain is a hallmark of Parkinson’s disease. Independent research published over the past decade has demonstrated a link between GCase deficiency and alpha-synuclein accumulation, and suggests that improving the lysosomal targeting of GCase and increasing enzyme activity may be a beneficial therapeutic approach for Parkinson’s disease and other synucleinopathies.

About Amicus Therapeutics

Amicus Therapeutics (Nasdaq:FOLD) is a biopharmaceutical company at the forefront of therapies for rare and orphan diseases. The Company is developing novel, first-in-class treatments for a broad range of human genetic diseases, with a focus on delivering new benefits to individuals with lysosomal storage diseases. Amicus’ lead programs include the small molecule pharmacological chaperones migalastat HCl as a monotherapy and in combination with enzyme replacement therapy (ERT) for Fabry disease; and AT2220 (duvoglustat HCl) in combination with ERT for Pompe disease.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 relating to preclinical and clinical development of Amicus’ candidate drug products. Words such as, but not limited to, “look forward to,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “potential,” “plan,” “targets,” “likely,” “may,” “will,” “would,” “should” and “could,” and similar expressions or words identify forward-looking statements. Such forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions and uncertainties. The inclusion of forward-looking statements should not be regarded as a representation by Amicus that any of its plans will be achieved. Any or all of the forward-looking statements in this press release may turn out to be wrong. They can be affected by inaccurate assumptions Amicus might make or by known or unknown risks and uncertainties. For example, with respect to statements regarding the goals, progress, timing and results of preclinical studies, actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in the business of Amicus, including, without limitation: the potential that results of clinical or pre-clinical studies indicate that the product candidates are unsafe or ineffective; the potential that it may be difficult to enroll patients in our clinical trials; the potential that regulatory authorities may not grant or may delay approval for our product candidates; the potential that preclinical and clinical studies could be delayed because we identify serious side effects or other safety issues; the potential that we will need additional funding to complete all of our studies and, our dependence on third parties in the conduct of our clinical studies. Further, the results of earlier preclinical studies and/or clinical trials may not be predictive of future results. With respect to statements regarding projections of the Company’s cash position, actual results may differ based on market factors and the Company’s ability to execute its operational and budget plans. In addition, all forward looking statements are subject to other risks detailed in our Annual Report on Form 10-K for the year ended December 31, 2012. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and Amicus undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

Contacts

Investors/Media:

Sara Pellegrino

spellegrino@amicusrx.com

(609) 662-5044

Media:

Dan Budwick

dan@purecommunicationsinc.com

(973) 271-6085

FOLD–G